Exhibit (k)(3)

FORM OF

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”), dated as of May         , 2014 (“Effective Date”), is being entered into by and between The Bank of New York Mellon (“BNYM”) and each of AMG Funds (formerly known as Managers AMG Funds) (the “Existing Fund”), AMG Pantheon Private Equity Fund, LLC and AMG Pantheon Private Equity Master Fund, LLC (each a “New Fund”).

Background

BNYM (under its former name The Bank of New York) and the Existing Fund entered into the Fund Accounting Agreement, dated as of June 25, 2002 (“Original Agreement”), as amended (such amendments together with the Original Agreement, the “Current Agreement”). The New Funds were created on May 16, 2014 and are closed-end funds registered under the Investment Company Act of 1940, as amended. The purpose of this Adoption Agreement is to add the New Funds to the Current Agreement to the extent the terms of the Current Agreement apply to closed-end funds and the specific requirements of the New Funds (the “Applicable Terms”).

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree with the foregoing statements and as follows:

1. Adoption of Current Agreement. Each New Fund hereby adopts and enters into the Current Agreement as of the Effective Date, each agrees that it will constitute a “Trust” and “Fund” for all purposes of the Current Agreement and each agrees to be bound by the Applicable Terms of the Current Agreement as of the Effective Date as if it were an original executing party to the Current Agreement. BNYM agrees that it shall be bound to each New Fund in accordance with the Applicable Terms with respect to each New Fund as of the Effective Date.

2. Fees. For the services to be provided by BNYM pursuant to the Current Agreement, each New Fund shall pay BNYM the fees set forth in Schedule A hereto.

3. Governing Law. The governing law of the Current Agreement shall be the governing law of this Adoption Agreement.

4. Entire Agreement. This Adoption Agreement constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the modifications to and amendment of the Current Agreement so contemplated.

5. Facsimile Signatures; Counterparts. This Adoption Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Adoption Agreement or of executed signature pages to this Adoption Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Adoption Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Adoption Agreement to be executed by their duly authorized officers, as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

AMG FUNDS

By:

Name:

Title:

AMG PANTHEON PRIVATE EQUITY FUND, LLC

By:

Name:

Title:

AMG PANTHEON PRIVATE EQUITY MASTER FUND, LLC

By:

Name:

Title:

Schedule A

Fees